EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report related to the consolidated financial statements of Advanced Life Sciences Holdings, Inc. (the “Company”) dated April 25, 2005 (June 29, 2005 as to Note 12 and July 15, 2005 as to Note 3), which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to the uncertainty about the Company’s ability to continue as a going concern, appearing in the Form S-1 Registration Statement No. 333-124396.

/s/ Deloitte & Touche LLP

Chicago, Illinois

September 2, 2005